                                                                       EXHIBIT 3

                                AUDITORS' REPORT

To the Shareholders of
Intertape Polymer Group Inc.

    We have audited the consolidated balance sheets of Intertape Polymer
Group Inc. as at December 31, 1999 and 1998 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 in accordance with generally accepted accounting principles in Canada.

                                          (Signed) RAYMOND CHABOT GRANT THORNTON
Montreal, Canada                                             General Partnership
April 7, 2000                                              Chartered Accountants

                                       10